American General Finance Corporation

With Maturities of 9 Months or More from Date of Issue

Registration No.		333-136056
Filed Pursuant to Rule		424 (b) (3)
Pricing Supplement No.		5
(To Prospectus dated July 26, 2006 and Prospectus Supplement dated November 26, 2007)
The date of this Pricing Supplement is			January 2, 2008
Trade Date:	01/08/08		Issue Date:	01/11/08

CUSIP Number	Stated Interest Rate per Annum	Maturity Date	Interest Payment Frequency	First Interest Payment Date	Subject to Redemption	Redemption Date and Terms
02639ENT7	5.00%	01/15/11	Semi-Annual	07/15/08	No	N/A
						[Additional columns below]

[Continued from above, first column repeated]
CUSIP Number	Price to Public	Discounts and Commissions	Survivors Option	OID Note	Other Material Terms
02639ENT7	100%	0.625%	Yes	No	N/A
All notes described in this Pricing Supplement are issued in U.S. Dollars with Authorized Denominations of $1,000 and integral multiples thereof.